Exhibit 23

                       Consent of Independent Accountants

To the Board of Directors of
UroMed Corporation

     We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (No. 33-95828, No. 333-03843 and No. 333-19581) and the incorporation by reference in the Registration Statements on Form S-8 (No. 33-98262 and No. 33-98264) of our report dated February 9, 2000, except for the last paragraph of Note 9 for which the date is March 30, 2000, relating to the financial statements and financial statement schedules, which appears in UroMed Corporation's Annual Report on Form 10-K for the year ended December 31, 1999.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
March 30, 2000

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